Exhibit 21.1

Subsidiaries of Vantiv, Inc.

Subsidiary	State or Other Jurisdiction of Formation
Vantiv Holding, LLC	Delaware
Vantiv, LLC	Delaware
Vantiv Company, LLC	Indiana
Vantiv Gaming Solutions, LLC	Delaware
8500 Governors Hills Drive, LLC	Delaware
Vantiv Prepaid Solutions, LLC	Delaware
Vantiv Services, LLC	Delaware
NPC Group, Inc.	Delaware
National Processing Management Company	Delaware
National Processing Company Group, Inc.	Delaware
National Processing Company	Nebraska
Best Payment Solutions, Inc.	Illinois
Vantiv eCommerce, LLC	Delaware
Element Payment Services, Inc.	Nevada
People’s United Merchant Services, LLC	Delaware
MPS Holding Corp.	Delaware
Mercury Payment Systems, LLC	Delaware
Mercury Payment Systems Canada, LLC	Delaware
MML 1 LLC	Delaware